UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2024

MADISON SQUARE GARDEN SPORTS CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-36900	47-3373056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Penn Plaza, New York, New York	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 465-4111

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	MSGS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2024, Madison Square Garden Sports Corp. (the “Company”) entered into an employment agreement with Jamaal Lesane (the “Lesane Employment Agreement”), effective as of July 1, 2024. The Lesane Employment Agreement provides for Mr. Lesane’s employment as the Company’s Chief Operating Officer and replaces his existing employment agreement with the Company. Mr. Lesane previously served as the Company’s Executive Vice President and General Counsel pursuant to his existing employment agreement, as well as the Company’s interim President and Chief Operating Officer effective April 3, 2024.

Pursuant to the Lesane Employment Agreement, Mr. Lesane will receive an annual base salary of not less than $1,000,000 and an annual target bonus opportunity equal to not less than 125% of his annual base salary. He is also eligible, subject to his continued employment by the Company, to participate in such long-term incentive programs that are made available in the future to similarly situated executives of the Company, with an expected aggregate target value of not less than $1,500,000. Mr. Lesane will be eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to June 30, 2027 (the “Scheduled Expiration Date”), Mr. Lesane’s employment is either involuntarily terminated by the Company for any reason other than “cause” (as defined in the Lesane Employment Agreement), or is terminated by Mr. Lesane for “good reason” (as defined in the Lesane Employment Agreement) and cause does not then exist (a “Qualifying Termination”), then, subject to Mr. Lesane’s execution of a separation agreement, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than two times the sum of Mr. Lesane’s annual base salary and annual target bonus, (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred, (c) each of Mr. Lesane’s outstanding unvested long-term cash awards will immediately vest in full and will be payable to Mr. Lesane to the same extent that other similarly situated active executives receive payment, (d) all of the time-based restrictions on each of Mr. Lesane’s outstanding unvested shares of restricted stock or restricted stock units (including restricted stock units subject to performance criteria) will immediately be eliminated and such restricted stock and restricted stock units will be payable or deliverable to Mr. Lesane subject to satisfaction of any applicable performance criteria, and (e) each of Mr. Lesane’s outstanding unvested stock options and stock appreciation awards will immediately vest.

If Mr. Lesane’s employment is terminated due to his death or disability before the Scheduled Expiration Date, and at such time cause does not exist, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clauses (b), (d) and (e) above and any long-term cash awards shall immediately vest in full, whether or not subject to performance criteria and will be payable as soon as reasonably practicable after Mr. Lesane’s execution and delivery of the separation agreement (and the expiration of any revocation period); provided, that if any such long-term cash award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount will be at the target amount for such award, and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment amount of such award will be at the same time and to the same extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to the satisfaction of the applicable performance criteria).

The Lesane Employment Agreement contains certain covenants by Mr. Lesane, including a noncompetition agreement that restricts Mr. Lesane’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company.

The description above is qualified in its entirety by reference to the Lesane Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated as of July 3, 2024, between Madison Square Garden Sports Corp. and Jamaal Lesane. †

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	This exhibit is a management contract or a compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON SQUARE GARDEN SPORTS CORP.
(Registrant)

By:	/s/ Mark C. Cresitello
Name:	Mark C. Cresitello
Title:	Secretary

Dated: July 9, 2024